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                                                                   Exhibit 10(a)


                              EMPLOYMENT AGREEMENT
                              --------------------

        THIS AGREEMENT is effective as of the first day of May 1995 by and between FirstMerit Corporation, an Ohio Corporation ("FirstMerit") and Howard L. Flood ("Flood").

                                   RECITALS:

         A. Flood is presently Chairman of the Board of FirstMerit and an employee at will.

         B. FirstMerit wishes to enter into this Agreement with Flood for a period certain to permit a smooth transition of duties from Flood to John R. Cochran, President and CEO of FirstMerit ("Cochran").


         IN CONSIDERATION of the foregoing, the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1.      Employment Duties
                 -----------------

         During the term of this Agreement, Flood shall serve at the direction of the Board of Directors of FirstMerit, and in conjunction with Cochran. The Board of Directors shall from time to time and subject to modification at any time and at its sole discretion hereafter assign such titles, if any, responsibilities, duties, and hours as it may deem appropriate. Such responsibilities, duties and hours as assigned shall be reasonable in nature and consistent with Senior Officer standards. Flood shall faithfully, diligently, competently, and to the best of his ability carry out those responsibilities and duties as assigned from time to time by the Board of Directors of FirstMerit.


         2.      Term of Agreement
                 -----------------

         The term of this Agreement shall commence effective May 1, 1995, and shall continue until December 31, 1996, unless such term is earlier terminated as hereinafter provided.


         3.      Compensation
                 ------------

         During the term of this Agreement and except as is set forth within this Agreement, FirstMerit shall pay Flood for his services the sum of Thirty-three Thousand Three Hundred Thirty-three and 34/100 Dollars ($33,333.34) per month. The monthly amount to be paid hereunder shall be paid in accordance with FirstMerit's policies and shall be paid net of amounts withheld for federal, state or local income taxes, FICA, and such other applicable amounts as may be required to be paid during the term of this Agreement.






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         Unless specifically authorized by the Board of Directors of
FirstMerit, and except as otherwise specifically set forth in this Agreement, Flood shall not be eligible to receive or participate in any formal or informal incentive compensation or stock option plan or program maintained or instituted by FirstMerit during the term of this Agreement.


         4.      Directorship and Title
                 ----------------------

         Flood shall continue to serve as a Director of FirstMerit until the Annual Meeting in 1996. Thereafter, Flood agrees to abide by the decision of the Board of Directors as to when the Board believes it is appropriate for Flood to discontinue serving on the Board of Directors of FirstMerit or First National Bank of Ohio. During the term of this Agreement and thereafter Flood shall receive no compensation as a Director.

         Flood acknowledges that the Board of Directors may, at any time and in its sole discretion, remove the title of Chairman.


         5.      Employee Benefits
                 -----------------

          Flood shall continue to be eligible to participate in those employee benefits which are available from FirstMerit and described in this Paragraph 5, in the same manner as senior officers of FirstMerit and without regard to the continuation of Flood's official titles or continuing status as a member of FirstMerit's Executive Committee, but subject to (i) any limitations described in this Paragraph 5; (ii) the limitations contained in Paragraph 3; (iii) the terms and conditions of any employee benefit plans or programs described herein; and (iv) FirstMerit's right to amend, modify, suspend or terminate, in whole or in part, any employee benefit plan or program.

                 (a) Flood shall continue to participate in such retirement, medical, long term disability, and other employee benefit plans as may be maintained by FirstMerit during the term of this Agreement including, without limitation, the Pension Plan for Employees of FirstMerit Corporation and Subsidiaries, the FirstMerit Corporation Executive Supplemental Retirement Plan, the FirstMerit Unfunded Supplemental Benefit Plan (effective as of January 1, 1984), and the FirstMerit and Subsidiaries Employees Salary Savings Retirement Plan, according to the terms of such plans and on the same basis as other full time salaried employees of FirstMerit who are participating in such plans.

                 (b) During the term of this Agreement Flood shall participate in the whole life insurance program of FirstMerit, in an amount equal to One Million Dollars ($1,000,000) in accordance with the terms of such plan.

                 (c) During the term of this Agreement, Flood shall receive five (5) weeks of vacation each calendar year, but no vacation shall accrue for any period following termination of this Agreement, and Flood shall not be entitled to receive cash in lieu of vacation time.

                 (d) During the term of this Agreement, Flood shall be reimbursed for the cost of preparation of income tax returns in accordance with the income tax preparation reimbursement program available to senior officers of FirstMerit.





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                 (e)      During the term of this Agreement, FirstMerit will
         pay all membership dues and special assessments, and any sales taxes assessed or payable with respect to such dues or assessments, incurred in connection with Flood's membership in Portage Country Club and the Akron City Club, and will reimburse Flood for expenses incurred directly relating to his duties and responsibilities as assigned from time to time by the Board of Directors. Such expenses shall be submitted to Cochran for review.

                 (f) Options issued to Flood under the First Bancorporation of Ohio 1982 Incentive Stock Option Plan and 1992 Stock Option Program shall remain outstanding for the period set forth in such Plan Program and the Option Agreements entered into between Flood and FirstMerit. For purposes of exercising such options, Flood's employment shall be deemed to terminate upon the expiration or earlier termination of the term of this Agreement. No further options will be granted to Flood under the aforementioned stock option programs.
         Flood shall not be considered an eligible employee under FirstMerit's Stock Purchase Program.

                 (g) The Termination Agreement by and between Flood and FirstMerit dated August 8, 1991, shall remain in full force and effect until December 31, 1996, at which time the Termination Agreement and all rights and obligations thereunder shall terminate.

                 (h) Flood's Membership Agreement with respect to the FirstMerit Corporation Executive Supplemental Retirement Plan ("SERP") shall be amended to provide that, upon Flood's death or retirement, his benefit under the SERP will be calculated by adding three (3) years to his attained age and three (3) years to his Years of Service as of the date of his death or retirement.


         6.      Termination
                 -----------

                 (a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall automatically terminate upon the earliest to occur of the following:

                          (i)              the death of Flood;

                          (ii)             Flood's retirement;

                         (iii) the failure of Flood to comply with the terms this Agreement or the failure or refusal of Flood to perform the employment duties assigned to him pursuant to this Agreement other than as a result of his disability as defined under the FirstMerit long term disability plan,





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                 which failure is not cured by Flood within ten days of his receipt of written notice from FirstMerit specifying the nature of such failure;

                          (iv) the mutual written agreement of FirstMerit and Flood to terminate this Agreement; or

                          (v)           December 31, 1996.

                 (b) Upon termination of this Agreement pursuant to this Paragraph 6, the obligations of each of the parties hereunder shall terminate effective as of the date of such termination, except as follows:

                          (i) The obligations of Flood under Paragraphs 7 and 8 shall continue for the periods of time specified therein.

                         (ii) If the reason for the termination is the death of Flood, FirstMerit shall, through December 31, 1996, pay to Flood's spouse the monthly compensation described in Paragraph 3. If Flood's spouse dies prior to her receipt of the remaining installments due under Paragraph 3, such remaining installments shall terminate upon her death.


         7.      Covenant Not to Compete
                 -----------------------
                 (a)      During the term of this Agreement and for thirty-six
         (36) months following the termination of this Agreement, Flood will not directly or indirectly (as hereinafter defined) engage or become interested in or connected with any business or venture that is competitive with the business of FirstMerit.

                         (i) A business or venture will be considered competitive with the business of FirstMerit:

                                  A.      if it is conducted in whole or
                 in part within a radius of 100 miles of FirstMerit's corporate offices in Akron, Ohio, or within a radius of 100 miles of either Naples, Florida or Clearwater, Florida; and

                                  B.      if it is a bank holding company, a
                 national or state banking association, bank, savings and loan, or credit union or if it involves the furnishing of any of the services provided by FirstMerit, or any subsidiary or affiliate of FirstMerit, to its customers during the term of this Agreement.

                        (ii) Flood will be deemed to be directly or indirectly engaged, interested or participating in a business or venture if he is a stockholder, partner, proprietor, officer, director, consultant, agent or employee of such





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                 business or venture or an investor who, directly or indirectly, has advanced on loan, contributed to capital or expended for the purchase of stock an amount or amounts constituting five percent (5%) or more of the capital or assets of such business or venture.

                 (b) The parties hereto agree and declare that it is impossible to measure in monetary terms the damages that may accrue to FirstMerit by reason of Flood competing with FirstMerit in violation of this paragraph 7. Therefore, in the event that FirstMerit or any successor in interest shall institute an action or proceeding to enforce the provisions of this paragraph 7, each party or other person against whom such action or proceeding is brought shall and hereby does, in advance, waive the claim or defense that there is an adequate remedy at law.

                 (c) Flood agrees that in the event that a court of competent jurisdiction shall refuse to enforce the provisions of subparagraph (a) above because it deems the time thereof or the geographical area, or both, involved to be excessive or unreasonable, then the time period or geographical area described in such subparagraph (a) shall be deemed to be amended to conform to such time period or geographical area as such court shall determine to be reasonable and not excessive.

                 (d) The parties agree that Flood will not be deemed to be in violation of this paragraph 7 unless FirstMerit has given Flood written notice that it believes he is violating the terms of this paragraph 7 and Flood fails to cure such violation to the satisfaction of FirstMerit within thirty (30) days after he receives such written notice.


         8.      Confidential Information
                 ------------------------

                 Flood acknowledges that during his employment he has learned, will learn and will have access to confidential information regarding FirstMerit and its customers and business. Flood agrees and covenants not to disclose or use for his own benefit or the benefit of any other person or entity any confidential information unless or until FirstMerit consents to such disclosure or use or such information becomes common knowledge in the industry or otherwise legally in the public domain. Flood shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to FirstMerit, its subsidiaries or affiliates, or any of the businesses operated by them, and Flood confirms that such information constitutes the exclusive property of FirstMerit. Flood shall not otherwise knowingly act or conduct himself (a) to the material detriment of FirstMerit, its subsidiaries or affiliates or (b) in a manner which is inimical or contrary to the interests of FirstMerit.


         9.      Assignment
                 ----------

         This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors; provided, however, that Flood shall not assign this Agreement.





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         10.     Governing Law
                 -------------

         This Agreement shall be construed under and governed by the internal laws of the State of Ohio. In the event that any provision of this Agreement shall be held to be void or unenforceable by a court of competent jurisdiction, this Agreement shall not be rendered null and void thereby but shall be construed and enforced as if such void or unenforceable provision was not originally a part of this Agreement.


         11.     Entire Agreement
                 ----------------

         This Agreement sets forth the entire agreement of the parties herein with regard to the employment of Flood and, except as otherwise specifically provided herein, any oral or written statements, representations, agreements or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, are hereby rescinded, revoked and rendered null and void by the parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed this 17th day of August, 1995.


Witnesses:                                  FIRSTMERIT CORPORATION


/s/ Terry E. Patton                     By: /s/ John R. Cochran
-------------------                         -------------------
                                                   John R. Cochran
                                                   President and CEO


/s/ Terry R. Hollister                      /s/ Howard L. Flood
----------------------                      -------------------
                                            Howard L. Flood





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